Exhibit 3.4

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION OF

TELEMYND, INC.

Telemynd, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY AS FOLLOWS:

1.	The Board of Directors of the Corporation duly adopted a resolution proposing and declaring advisable the amendment to the Certificate of Incorporation described herein, and the Corporation’s stockholders duly adopted such amendment, all in accordance with the provisions of Section 242 of the DGCL.

2.	Section 4.1 of the Certificate of Incorporation is hereby amended by adding the following paragraph to succeed the first paragraph of such article:

Without regard to any other provision of this certificate of incorporation, each five (5) shares of Common Stock issued and outstanding, immediately prior to the time this amendment becomes effective shall be and hereby are automatically reclassified and changed (without any further act) into one (1) fully-paid and nonassessable share of Common Stock, provided that in the event a stockholder would otherwise be entitled to a fraction of a share pursuant to the provisions of this paragraph of Section 4.1, such stockholder shall receive one whole share of Common Stock in lieu of such fractional share and no fractional shares shall be issued.

3.	This Certificate of Amendment shall be effective as of _____ p.m. Mission Viejo, California time on __________, 2019.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this _____ day of __________, 2019.

TELEMYND, INC.

By:
Patrick Herguth, Chief Executive Officer